Exhibit 10.2

HAWAIIAN TELCOM HOLDCO, INC.

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into by and between [--] (the “Employee”) and Hawaiian Telcom Holdco, Inc., a Delaware corporation (the “Company”), effective as of [--], 2016.

Capitalized terms used in this Agreement are defined in Section 4 below.

RECITALS

The Compensation Committee believes that it is in the best interests of the Company and its stockholders to provide Employee with the severance benefits provided herein to protect Employee in the event an involuntary termination occurs in connection with a Change of Control and to encourage Employee to focus on and use their best business judgment in managing the affairs of the Company.

The Compensation Committee further believes that this Agreement will complement other compensation program components to assure a sound basis upon which the Company will retain key employees such as Employee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement.  This Agreement shall terminate upon the earlier to occur of (i) the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, and (ii) the date that is three (3) years from the date this Agreement is effective; provided, however, if a Change of Control Protection Period begins prior to the termination of this Agreement, this Agreement shall not terminate pursuant to the foregoing provision and shall instead terminate upon the earlier to occur of (A) the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, and (B) the expiration of the Change of Control Protection Period.

2.At-Will Employment.  The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. This means that this Agreement shall not be deemed to constitute an employment contract between the Company and Employee and nothing contained herein shall give Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge Employee at any time, nor shall it give the Company the right to require Employee to remain in its employ or to interfere with Employee’s right to terminate employment at any time.  Further, for purposes of clarity, the requirement for Employee to provide the Company with written notice of Employee’s intent to resign if Employee resigns for Good Reason in no way affects or impacts the at-will nature of Employee’s employment with the Company.

3.Termination Benefits.

(a)Termination for Any Reason.  Upon Employee’s termination of employment with the Company for any reason, Employee shall be entitled to the compensation, benefits reimbursements then due and owing for the period ending as of the end of the effective date of Employee’s termination. Accordingly, the Company shall make the following payments to Employee (or Employee’s beneficiaries or estate if applicable): (i) all earned but unpaid salary or other earned but unpaid compensation or wages, and (ii) any unreimbursed business expenses incurred by Employee on or before the termination date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid promptly following Employee’s submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within forty five (45) days after the termination date.

(b)Covered Termination during the Change of Control Protection Period.  If Employee experiences a Separation as a result of Employee’s termination by the Company without Cause (for purposes of this Agreement, a termination by the Company without Cause shall not include any termination that occurs as a result of Employee’s death or disability), or as a result of Employee’s resignation for Good Reason, in either case, at any time during the Change of Control Protection Period, and Employee satisfies the conditions described in Section 3(c) below, then the Company will make the severance payments and provide the benefits set forth below.

(i)The Company will pay Employee [two hundred percent (200%)/one hundred fifty percent (150%)] of an amount equal to the sum of Employee’s Base Salary, plus Target Bonus for the year in which the Separation occurs, which amount shall be paid in a single, lump sum payment on the first regularly scheduled payroll date that occurs on or after the Deadline Date.

(ii)Continued coverage (at the Company’s expense), for the length of the Coverage Period for Employee and any dependents under the Company group health plan in which Employee and any dependents were entitled to participate immediately prior to the Separation, excluding Exec-U-Care or similar supplemental coverage policies for senior executives. If the foregoing coverage is not available, and if Employee elects to continue Employee’s health insurance coverage (excluding Exec-U-Care or similar supplemental coverage policies for senior executives) under COBRA, then the Company will pay one hundred percent (100%) of Employee’s monthly premiums due for such COBRA coverage from the first date on which Employee loses health coverage as an employee of the Company (with any payments commencing after such date being made retroactively to such date) through the date the Company has paid for COBRA premiums for a length of time equal to the Coverage Period or, if earlier, the expiration of Employee’s (or Employee’s dependent’s) coverage under COBRA or the date when Employee (or Employee’s dependents) receives substantially equivalent health insurance coverage in connection with new employment or self-employment.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, at any time, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or having the benefit be subject to tax, the Company will, in lieu thereof, pay Employee an amount equal to total benefit intended to be provided pursuant to this subsection (i.e., the total premium payment due for the Coverage Period), which payment will be taxable, subject to all applicable tax withholdings and other required deductions, and will paid in a single, lump sum payment on the first regularly scheduled payroll date that occurs on or after the Deadline Date.

(iii)The Company will pay Employee a pro-rated amount of Employee’s annual award for the year in which the Separation occurs under any applicable performance or incentive bonus arrangement in effect at the time of Separation (including, without limitation, the Company’s Performance Compensation Plan) that Employee would have received had he or she continued to be employed by the Company until the date such awards were paid, multiplied by a fraction, the numerator of which is the total number of days Employee was employed by the Company during the calendar year in which the Separation occurs and the denominator of which is three hundred sixty five (365), based on actual performance in relation to the performance targets for the applicable performance or incentive bonus arrangement, which amount shall be determined in good faith by the Compensation Committee and paid in a single, lump sum payment in the calendar year following the calendar year in which the participant’s Separation occurs and by no later than the 15th day of the 3rd month following the end of the calendar year in which the Separation occurs or, if later, the 15th day of the 3rd month following the end of the Company’s tax year in which the Separation occurs.

Notwithstanding anything stated herein, with respect to any Employee who was a participant in the Severance Plan as of October 31, 2016, all severance payments and benefits shall be paid or provided at the time, and in the manner, required by Code Section 409A which, for some severance payments and/or benefits, may require such severance payments and/or benefits to be paid or provided at the time, and in the manner, provided by the Severance Plan instead of at the time, and in the manner, set forth above.

(c)Pre-Conditions to Termination Benefits.  Any other provision of this Agreement notwithstanding, Section 3(b) above shall not apply unless and until (i) Employee has timely executed the General Release, Confidentiality and Non-Disparagement Agreement and such agreement becomes effective no later than the Deadline Date, and (iii) Employee has returned all Company property within ten (10) days of Employee’s Separation.

(d)Voluntary Resignation; Termination for Cause.  If Employee’s employment with the Company terminates (i) voluntarily by Employee other than for Good Reason, (ii) for Cause by the Company, or (iii) for any other reason other than as set forth in Section 3(b) above (including Employee’s disability or death), then Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices, including the Severance Plan, or pursuant to other written agreements with the Company entered into after the date hereof.  In no event shall Employee receive severance or other benefits under both this Agreement and the Severance Plan.  If severance or other benefits would be provided under both this Agreement and the Severance Plan, Employee shall receive the severance and other benefits provided by this Agreement and not the Severance Plan.

(e)Code Section 409A.  For purposes of Code Section 409A, each payment that is paid, and benefit that is provided, pursuant to this Agreement is hereby designated as a separate payment.  The Company and Employee intend that all payments made or to be made, and benefits provided or to be provided, under this Agreement comply with, or are exempt from, the requirements of Code Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.  Specifically, any severance payments made, or benefits provided, in connection with Employee’s Separation under this Agreement and paid on or before the fifteenth (15th) day of the third (3rd) month following the end of Employee’s first tax year in which Employee’s Separation occurs or, if later, the (15th) day of the third (3rd) month following the end of the Company’s first (1st) tax year in which Employee’s Separation occurs, shall be exempt from Code Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance payments or benefits provided in connection with Employee’s Separation under this Agreement shall be exempt from Code Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of Employee’s second (2nd) taxable year following the taxable year in which Employee’s Separation occurs).  Notwithstanding the foregoing, if any of the severance payments or benefits provided in connection with Employee’s Separation do not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Employee is, at the time of Employee’s Separation, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment or benefit will not be made until the first (1st) regularly scheduled payroll date of the seventh (7th) month after Employee’s Separation and, on such date (or, if earlier, the date of Employee’s death), Employee will receive all payments and benefits that would have been provided during such period in a single lump sum.  Any lump sum payment of delayed payments or benefits pursuant to the preceding sentence shall be paid with interest to reflect the period of delay, with such interest to accrue at the prime rate in effect at Citibank, N.A. at the time of Employee’s Separation. Any remaining payments due under this Agreement shall be paid as otherwise provided herein. The determination of whether Employee is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of such Separation shall made by the Company in accordance with the terms of Code Section 409A.

4.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)Base Salary.  “Base Salary” means the total amount of base salary payable to Employee at the salary rate in effect immediately prior to Employee’s Separation from the Company.  Base Salary does not include bonuses, reimbursed expenses, credits or benefits under any plan of deferred compensation, to which the Company contributes, or any additional cash compensation or compensation payable in a form other than cash.

(b)Board.  “Board” shall mean the Board of Directors of the Company.

(c)Cause.  “Cause” to terminate Employee’s employment shall include any of the following facts or circumstances: (i) Employee’s failure to follow a legal order of the Board, other than any such failure resulting from

Employee’s Disability, and such failure is not remedied within thirty (30) days after receipt of written notice; (ii) Employee’s gross or willful misconduct in the performance of duties that causes or is reasonably likely to cause damage to the Company; (iii) Employee’s conviction of felony or crime involving material dishonesty or moral turpitude; (iv) Employee’s fraud or, other than with respect to a de minimis amount, personal dishonesty involving the Company’s assets; or (v) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities to the Company.  Prior to any termination for Cause, the Company shall conduct a reasonable investigation to determine, based on the information reasonably available to the Company, whether Cause for termination exists.

(d)Change of Control.  “Change of Control” means the occurrence of any one or more of the following events, provided that, with respect to any payment that is subject to Code Section 409A, an event shall not be treated as a Change of Control hereunder unless such event also constitutes a “change in control event” within the meaning of Code Section 409A:

(i)   any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company’s then outstanding securities;

      (ii)   during any three (3)-year period, individuals who at the beginning of such period constitute the Board, along with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this definition of “Change of Control” or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the three (3)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)   a merger or consolidation of the Company or a direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to hold, directly or indirectly, securities representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity immediately after such merger or consolidation (or the ultimate parent company of the Company or such surviving entity); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change or Control; or

(iv)   the consummation of a sale or disposition of assets of the Company and/or its direct and indirect subsidiaries (either in a single transaction or in a series of related transactions) having a value constituting at least forty percent (40%) of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis) immediately prior to such transaction, other than the sale or disposition of all or substantially all of the assets of the Company to persons who beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

(e)Change of Control Protection Period.  “Change of Control Protection Period” means the period beginning six (6) months prior to and ending twenty-four (24) months after a Change of Control.

(f)COBRA.  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(h)Code Section 409A.  “Code Section 409A” means Code Section 409A, the regulations and other guidance there under and any state law of similar effect.

(i)Compensation Committee.  “Compensation Committee” means the Compensation Committee of the Board.

(j)Coverage Period.  “Coverage Period” shall mean a period of [twenty-four (24)/eighteen (18)] months.

(k)Deadline Date.  “Deadline Date”) means the later of the later of the thirtieth (30th)  day after Employee’s Separation or the maximum time that Employee has to consider and not revoke the General Release, Confidentiality and Non-Disparagement Agreement under applicable law.

(l)Disability.  “Disability” shall mean the absence of Employee from Employee’s duties to the Company on a full-time basis for a total of six (6) months during any twelve (12)-month period as a result of incapacity due to mental or physical illness, which determination is made by a physician selected by the Company and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably). Notwithstanding the foregoing, a Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth (6th) month of such absence and in no event shall Employee be determined to be Disabled unless such physician determines that such illness can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(m)Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)FAA.  “FAA” means the Federal Arbitration Act, as amended.

(o)General Release, Confidentiality and Non-Disparagement Agreement.  “General Release, Confidentiality and Non-Disparagement Agreement” means a full and complete general waiver and release of all claims that Employee may have against the Company or persons affiliated with the Company and agreement to maintain the confidentiality of certain Company information and to refrain from disparaging the Company or its management in the form provided by the Company.

(p)Good Reason.  Employee’s resignation for “Good Reason” means Employee’s resignation due to the occurrence of any of the following conditions which occurs without Employee’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution in the authority, duties or responsibilities of Employee or the supervisor to whom Employee is required to report; (ii) the Company’s material breach of this Agreement or Employee’s employment offer letter or employment agreement (including, without limitation, the Company’s material failure to provide payments or benefits required under this Agreement or Employee’s employment offer letter or employment agreement); (iii) the relocation of Employee’s principal office, without Employee’s consent, to a location that is in excess of fifty (50) miles from Honolulu, Hawaii; (iv) a reduction in total direct compensation in amount greater than ten percent (10%) of the previous year’s total direct compensation that is not caused by below target performance of performance-based compensation; or (v) the failure of the successor in interest to the Company to assume the Company’s obligations under this Agreement.  In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30)-day cure period.

(q)Involuntary Separation from Service.  Employee’s “Involuntary Separation from Service” means Employee’s involuntary separation from service as defined in Treasury Regulation 1.409A-1 (n).

(r)JAMS.  “JAMS” means Judicial Arbitration and Mediation Service.

(s)Separation.  Employee’s “Separation” means Employee’s separation from service as defined in Treasury Regulation 1.409A-1(h).

(t)Severance Plan.  “Severance Plan” shall mean the Hawaiian Telcom Holdco, Inc. Executive Severance Plan, as amended from time to time.

(u)Target Bonus.  “Target Bonus” shall mean the amount of the award for a given year at target level of performance under any applicable performance or incentive bonus arrangement in effect at the time of Separation (including, without limitation, the Company’s Performance Compensation Plan) that Employee would have received had he or she continued to be employed by the Company until the date such awards were paid, assuming all performance was achieved at target level.

5.Successors.

(a)The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger (forward or reverse triangular), consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including the ultimate parent entity in any reverse triangular merger or similar transaction) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any such successor to the Company’s business and/or assets.

(b)Employee’s Successors.  The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.Notice.

(a)General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail (or the equivalent thereof), postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (iv) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail (or the equivalent thereof), postage prepaid, and shall be addressed,  if to Employee, at Employee’s address as set forth in the books and records of the Company and, if to the Company, at the address of its principal corporate offices (attention:  Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b)Notice of Termination.  Any termination of Employee’s employment by the Company or by Employee (other than termination that occurs as a result of Employee’s death) shall be communicated by a written notice to the other party given in accordance with Section 6(a) of this Agreement indicating the specific basis for the termination, referencing the applicable provisions of this Agreement, if applicable, and specifying a termination date.  Except with respect to a resignation for Good Reason (which shall follow the procedures set forth above for a resignation for Good Reason), any notice of termination submitted by Employee shall specify a termination date that is at least thirty (30) days following the date of such notice; provided, however, the Company may, in its sole discretion, change the termination date to any date following the Company’s receipt of the notice of termination. Further, except as set forth below with respect to a termination as a result of Employee’s Disability, any notice of termination submitted by the Company may provide for any termination date (e.g., the date Employee receives the notice of termination, or any date thereafter specified by the Company in its sole discretion). Any notice of termination submitted by the Company where the basis for the termination is Employee’s Disability shall specify a termination date that is thirty (30) days after receipt of such notice by Employee, and Employee’s termination shall be effective as of such date, provided that, within the thirty (30) days after such receipt, Employee shall not have returned to the full-time performance of Employee’s duties.  This Section 6(b) shall be construed in a manner consistent with the requirements of the Americans with Disabilities Act and Hawaii Employment Practices law. The failure by Employee or the Company to set forth in the notice of termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employee or the Company or preclude Employee or the Company from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights.

7.Miscellaneous Provisions.

(a)No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement.  This Agreement and the Severance Plan, as applicable, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)Governing Law.  The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Hawaii, without giving effect to principles of conflicts of law.  Subject to subsection (f) below, for purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Hawaii and agree that any such litigation shall be conducted only in the courts of Hawaii or the federal courts of the United States located in Hawaii and no other courts.

(f)Severability.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g)Taxes, Withholding and Required Deductions.  All forms of compensation referred to in this Agreement are subject to all applicable taxes, withholding, and any other deductions required by applicable law.

(h)Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(i)Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.  Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

HAWAIIAN TELCOM HOLDCO, INC.

By:

Title:

Date:

[NAME]

By:

Title:

Date::